Exhibit 99.2

BBX Capital Corporation Announces $44 Million Catalfumo Settlement

FORT LAUDERDALE, FL—(Marketwired - June 10, 2013) - BBX Capital Corporation (“BBX Capital” and/or the “Company”) (BBX), formerly BankAtlantic Bancorp, Inc., announced today that it has settled its protracted litigation arising out of the Company’s lending relationship with Daniel S. Catalfumo and certain members of his family and affiliated entities (“Catalfumo”). Pursuant to the settlement, Catalfumo will pay BBX Capital $25 million in cash and transfer property valued at approximately $14 million to BBX Capital by July 3, 2013. An additional $5 million in cash is payable by November 20, 2013. All of the payments and property transfers are subject to certain periods of extension and subject to Bankruptcy Court approval.

The loan to Catalfumo was originated by BankAtlantic and later transferred to BBX Capital when BBX Capital sold BankAtlantic to BB&T. The loan had gone into default and attempts at prior resolution with the borrowers were not successful. Legal collection actions were filed against approximately fifty Catalfumo entities in Florida, South Carolina and the Cayman Islands.

“This settlement reflects the seriousness of our efforts to collect amounts owed by borrowers. As a bank, BankAtlantic was under significant regulations to reduce classified assets quickly even if it involved taking a greater loss. Once the loan was transferred to BBX Capital, we were in a position to take the time and apply the resources to collect the debt. This settlement is expected to ultimately pay the full amount of our judgment, including default interest, attorney’s fees and costs of collection. We are delighted to have this behind us and we will continue to focus on BBX Capital’s other commercial loan borrowers who strategically defaulted to avoid repayment,” commented Mr. John “Jack” E. Abdo, Vice Chairman of BBX Capital.

BBX Capital has been actively pursuing collection efforts on the approximately $600 million of assets it retained in connection with the sale of BankAtlantic. In excess of $200 million of cash and real estate assets have been recovered to date on loans transferred to BBX Capital.

Additional information relating to BBX Capital and the Catalfumo settlement is available in the Company’s Form 8-K, and is available to view on the SEC’s website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.

About BBX Capital Corporation: BBX Capital (BBX), formerly known as BankAtlantic Bancorp, is involved in the ownership, financing and management of real estate and real estate related assets and operating businesses. In addition to its 46% ownership interest in Bluegreen Corporation (a vacation ownership company with 170,000 owners and over 61 owned or managed resorts), the business of BBX Capital involves real estate ownership, direct acquisition and joint venture equity in real estate, as well as the pursuit of specialty finance and investments in middle market operating businesses. For more information, visit www.BBXCapital.com

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and its assets, the risk that the assets retained by the Company in connection with the sale of BankAtlantic may not be monetized at the values currently ascribed to them, that amounts payable will not be made pursuant to the terms of the settlement, and that the Bankruptcy Court will not approve the settlement on the terms presented, or at all. Past performance is not indicative of future results. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. Reference is also made to the risks and uncertainties detailed in reports filed by the Company with the SEC, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which may be viewed on the SEC’s website at www.sec.gov or on BBX Capital’s website at www.BBXCapital.com. The Company cautions that the foregoing factors are not exclusive.

Contact:

BBX Capital Contact Info:

Investor Relations:

Leo Hinkley

Investor Relations Officer

954- 940-5300

Email: InvestorRelations@BBXCapital.com

Media contact:

Caren Berg

Boardroom Communications

(954) 370-8999

Email: cberg@boardroompr.com